Exhibit 2.1

PLAN OF CONVERSION

This Plan of Conversion (this “Plan”) is adopted as of July 16, 2026 and sets forth certain terms of the conversion of Damora Therapeutics, Inc., a Delaware corporation (the “Delaware Corporation”), to a Cayman Islands exempted company (the “Cayman Company”), pursuant to the terms of the General Corporation Law of the State of Delaware (as amended, the “DGCL”) and Part XII of the Companies Act of the Cayman Islands (as amended, the “Companies Act”).

RECITALS:

A. The Delaware Corporation was incorporated on October 16, 2019.

B. Upon the terms and subject to the conditions set forth in this Plan, and in accordance with Section 266 of the DGCL and Part XII of the Companies Act, the Delaware Corporation will be converted to a Cayman Company.

C. The Board of Directors of the Delaware Corporation (the “Board”) has unanimously (i) determined that the Conversion (as defined below) is advisable and in the best interests of the Delaware Corporation and its stockholders and recommended the approval of the Conversion by the stockholders of the Delaware Corporation and (ii) approved and adopted this Plan, the Conversion and the other documents and transactions contemplated by this Plan, including the Cayman Articles, the Cayman Series A Certificate of Designation, the Cayman Series B Certificate of Designation, the Cayman Series C Certificate of Designation, and the Delaware Certificate of Conversion (as each is defined below).

D. The stockholders of the Delaware Corporation have approved and adopted this Plan, the Conversion and the other documents and transactions contemplated by this Plan, including the Cayman Articles, the Cayman Series A Certificate of Designation, the Cayman Series B Certificate of Designation, the Cayman Series C Certificate of Designation, and the Delaware Certificate of Conversion.

E. In connection with the Conversion, on the Effective Date (as defined below), each share of Common Stock, par value $0.00001 per share (the “Delaware Common Stock”), Series A Preferred Stock, par value $0.00001 per share (the “Delaware Series A Preferred Stock”), Series B Preferred Stock, par value $0.00001 per share (the “Delaware Series B Preferred Stock”), and Series C Preferred Stock, par value $0.00001 per share (the “Delaware Series C Preferred Stock”), of the Delaware Corporation issued and outstanding (or held in treasury) immediately prior to the Effective Date shall be converted into one Ordinary Share, par value $0.00001 per share (the “Cayman Ordinary Shares”), one Series A Preference Share, par value $0.00001 per share (the “Cayman Series A Preferred Shares”), one Series B Preference Share, par value $0.00001 per share (the “Cayman Series B Preferred Shares”), and one Series C Preference Share, par value $0.00001 per share (the “Cayman Series C Preferred Shares”), respectively, of the Cayman Company.

F. The mode of carrying out the Conversion into effect shall be as described in this Plan.

ARTICLE I

THE CONVERSION

1.1 Conversion. On the Effective Date, the Delaware Corporation will be converted to the Cayman Company by way of continuation of the Company from a corporation organized under the laws of the State of Delaware to an exempted company incorporated under the laws of the Cayman Islands, pursuant to, and in accordance with, Section 266 of the DGCL and Part XII of the Companies Act (the “Conversion”). The Board and the stockholders of the Delaware Corporation have approved and adopted this Plan, the Conversion and the other documents and transactions contemplated by this Plan, including the Cayman Articles, the Cayman Series A Certificate of Designation, the Cayman Series B Certificate of Designation, the Cayman Series C Certificate of Designation and the Delaware Certificate of Conversion.

1.2 Certificate of Conversion. The Delaware Corporation shall file a certificate of conversion in the form attached hereto as Exhibit A (the “Delaware Certificate of Conversion”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) and shall file the memorandum and articles of association in the form attached hereto as Exhibit B (the “Cayman Articles”) and any and all documents required to be filed with the Cayman Islands Registrar of Companies in connection with the Conversion and the Delaware Corporation or the Cayman Company, as applicable, shall make all other filings or recordings required by the DGCL or the Companies Act in connection with the Conversion.

1.3 Effective Date. The Conversion will become effective upon the filing of the Delaware Certificate of Conversion with the Delaware Secretary of State and the issuance of a certificate of continuation by the Cayman Islands Registrar of Companies (the “Cayman Certificate of Continuation”) or at such later date and/or time as specified in the Delaware Certificate of Conversion and the Cayman Certificate of Continuation (the “Effective Date”).

ARTICLE II

ORGANIZATION

2.1 Cayman Governing Documents. On the Effective Date, the Cayman Articles, including the Certificate of Designation of Series A Preferred Shares attached hereto as Exhibit C (the “Cayman Series A Certificate of Designation”), the Certificate of Designation of Series B Preferred Shares attached hereto as Exhibit D (the “Cayman Series B Certificate of Designation”), the Certificate of Designation of Series C Preferred Shares attached hereto as Exhibit E (the “Cayman Series C Certificate of Designation,” and together with the Cayman Articles, the Cayman Series A Certificate of Designation, and the Cayman Series B Certificate of Designation, the “Cayman Governing Documents”), shall govern the Cayman Company until amended and/or restated in accordance with the Cayman Governing Documents and applicable law.

2.2 Directors and Officers. From and after the Effective Date, by virtue of the Conversion and without any further action on the part of the Delaware Corporation or its stockholders, the members of the Board and the officers of the Delaware Corporation holding their respective offices in the Delaware Corporation existing immediately prior to the Effective Date shall continue in their respective offices as members of the Board and officers of the Cayman Company.

ARTICLE III

EFFECT OF THE CONVERSION

3.1 Effect of Conversion. On the Effective Date, the effect of the Conversion will be as provided by this Plan and by the applicable provisions of the DGCL and the Companies Act. Without limitation of the foregoing, for all purposes of the laws of the State of Delaware and the Cayman Islands, the Cayman Company will continue as a body corporate for all purposes, as if incorporated and registered as an exempted company under and subject to the Companies Act and all of the rights, privileges, and powers of the Delaware Corporation, and all property, real, personal, and mixed, and all debts due to the Delaware Corporation, as well as all other things and causes of action belonging to the Delaware Corporation, shall remain vested in the Cayman Company and shall be the property of the Cayman Company, and all debts, liabilities, and duties of the Delaware Corporation shall remain attached to the Cayman Company, and may be enforced against the Cayman Company to the same extent as if said debts, liabilities, and duties had originally been incurred or contracted by the Cayman Company.

3.2 Conversion of Shares. On the Effective Date, by virtue of the Conversion and without any further action by the Delaware Corporation or the stockholders, (i) each share of Delaware Common Stock issued and outstanding immediately before the Effective Date shall be converted into one Cayman Ordinary Share, and all options, warrants or other entitlement to receive a share of Delaware Common Stock shall automatically be converted into an option, warrant or other entitlement to receive a Cayman Ordinary Share, (ii) each share of Delaware Series A Preferred Stock issued and outstanding immediately before the Effective Date shall be converted into one Cayman Series A Preferred Share, and all options, warrants or other entitlement to receive a share of Delaware Series A Preferred Stock shall automatically be converted into an option, warrant or other entitlement to receive a Cayman Series A Preferred Share, (iii) each share of Delaware Series B Preferred Stock issued and outstanding immediately before the Effective Date shall be converted into one Cayman Series B Preferred Share, and all options, warrants or other entitlement to receive a share of Delaware Series B Preferred Stock shall automatically be converted into an option, warrant or other entitlement to receive a Cayman Series B Preferred Share, and (iv) each share of Delaware Series C Preferred Stock issued and outstanding immediately before the Effective Date shall be converted into one Cayman Series C Preferred Share, and all options, warrants or other entitlement to receive a share of Delaware Series C Preferred Stock shall automatically be converted into an option, warrant or other entitlement to receive a Cayman Series C Preferred Share.

ARTICLE IV

MISCELLANEOUS

4.1 Abandonment or Amendment. At any time prior to the filing of the Delaware Certificate of Conversion with the Delaware Secretary of State, the Delaware Corporation may abandon the proposed Conversion and terminate this Plan to the extent permitted by law or may amend this Plan.

4.2 Captions. The captions in this Plan are for convenience only and shall not be considered a part, or to affect the construction or interpretation, of any provision of this Plan.

4.3 Tax Reporting. The Conversion is intended to be a “reorganization” for purposes of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Plan of Conversion is hereby adopted as a “plan of reorganization” for purposes of the Section 368(a)(1)(F) of the Code.

4.4 Governing Law. This Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, this Plan has been executed on behalf of the Delaware Corporation by its officer thereunto duly authorized, all as of the date set forth above.

DAMORA THERAPEUTICS, INC.

By:/s/ Garrett Winslow

Name: Garrett Winslow
Title: General Counsel and Corporate Secretary

EXHIBIT A

DELAWARE CERTIFICATE OF CONVERSION

EXHIBIT B

CAYMAN ISLANDS MEMORANDUM AND ARTICLES OF ASSOCIATION

EXHIBIT C

CAYMAN ISLANDS SERIES A CERTIFICATE OF DESIGNATION

EXHIBIT D

CAYMAN ISLANDS SERIES B CERTIFICATE OF DESIGNATION

EXHIBIT E

CAYMAN ISLANDS SERIES C CERTIFICATE OF DESIGNATION